Rule 424 (b) (3)
Registration No. 333-87793

PRICING SUPPLEMENT NO. 2720 DATED AUGUST 14, 2000
TO PROSPECTUS SUPPLEMENTAL DATED October 8, 1999
AND BASE PROSPECTUS DATED October 7, 1999

Issuer:	National Rural Utilities CFC
Principal Amount:	$200,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	08/17/00
Maturity Date:	08/15/01
Interest Rate:	6.92% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $8,050,000,000 and, to date, including this offering, an aggregate of $329,886,000 Medium-Term
Notes, Series A, $620,114,000, Series B and $7,136,625,000 Series C have been issued.